Exhibit 99.1

Financial Contact:
Josh Hirsberg
(702) 792-7234
joshhirsberg@boydgaming.com

Media Contact:
David Strow
(702) 792-7386
davidstrow@boydgaming.com

BOYD GAMING REPORTS FOURTH-QUARTER, FULL-YEAR RESULTS

Full-Year 2013 Highlights

•	Four Consecutive Quarters of EBITDA Growth in Las Vegas Locals

•	$525 Million in Debt Reduction; Annual Interest Expense Cut by More Than $60 Million

•	Market-Leading Online Gaming Presence Launched in New Jersey

LAS VEGAS - MARCH 5, 2014 - Boyd Gaming Corporation (NYSE: BYD) today reported financial results for the fourth quarter and full year ended December 31, 2013.

Boyd Gaming reported fourth-quarter 2013 net revenues of $681.5 million, up 9.1% from $624.7 million during the same quarter in 2012. Total Adjusted EBITDA(1) was $131.5 million, an increase of 30.4% from $100.9 million in the year-ago quarter. Results reflect the addition of the operations of Peninsula Gaming, LLC, which was acquired by the Company on November 20, 2012.

Keith Smith, President and Chief Executive Officer of Boyd Gaming, said: “We made great progress executing on our strategic plan in 2013, despite some external headwinds that we faced over the course of the year. We made significant refinements to our marketing and operations, launched a market-leading online gaming presence in New Jersey, and introduced our Penny Lane initiative across the country. We successfully integrated Peninsula Gaming into our Company, generating nearly $100 million in free cash flow from these assets during our first full year of ownership. Our Las Vegas Locals business returned to consistent growth, with four consecutive quarters of EBITDA gains. And we significantly strengthened our balance sheet, repaying $525 million in debt and eliminating more than $60 million in interest expense.”

Smith continued: “Looking ahead, we are taking the right steps to drive efficiencies, grow EBITDA and margins, and maximize long-term shareholder value. We are well-positioned to capitalize on future growth in online gaming across the country. We are beginning the roll-out of our B Connected program at the Peninsula properties, further enhancing our ability to cross-market our properties nationwide. And we continue to pursue opportunities to further expand our pipeline of growth projects. Boyd Gaming is moving in the right direction, and I am optimistic about our prospects in 2014 and beyond.”

Adjusted Earnings(1) for the fourth quarter 2013 reflect a loss of $26.4 million, or $0.24 per share, compared to a loss of $25.2 million, or $0.29 per share, for the same period in 2012. The calculations of Adjusted Earnings and Adjusted Earnings per share are presented in a table at the end of this press release.

During the fourth quarter of 2013, Boyd Gaming reported an aggregate pretax loss on early extinguishments of debt of $24.7 million, primarily due to the redemption of all of the outstanding 2015 notes at Borgata using the net proceeds from Borgata’s new $380 million term loan. Results for the prior-year period included impairment charges of $1.05 billion, including a $993.9 million impairment charge associated with the former Echelon site on the Las Vegas Strip, sold by the Company on March 4, 2013. These charges are not included in Adjusted Earnings or Adjusted Earnings per share.

On a GAAP basis, the Company reported a net loss of $47.3 million, or $0.43 per share, for the fourth quarter 2013, compared to a net loss of $899.9 million, or $10.24 per share, for the year-ago period.

(1)	See footnotes at the end of the release for additional information relative to non-GAAP financial measures.

Key Operations Review

Las Vegas Locals
In the Las Vegas Locals segment, fourth-quarter 2013 net revenues were $148.6 million, even with net revenues in the prior-year period. Fourth-quarter 2013 Adjusted EBITDA was $33.2 million, an increase of 5.6% from $31.5 million in the fourth quarter of 2012. Lower and more effective marketing spend and continued operating efficiencies drove the fourth consecutive quarter of year-over-year EBITDA gains, as margins improved by more than 120 basis points.

Downtown
In the Downtown Las Vegas segment, net revenues were $59.8 million in the fourth quarter of 2013, up 3.7% from $57.7 million in the year-ago period. Adjusted EBITDA increased 31.8% to $13.1 million, compared to $9.9 million in the fourth quarter of 2012. The Downtown properties experienced broad-based strength in operations. Revenue growth at all three properties, as well as efficiencies throughout our operations, contributed to EBITDA gains.

Midwest and South; Peninsula
In the Midwest and South segment, net revenues were $196.0 million, compared to $213.8 million in the fourth quarter of 2012. Adjusted EBITDA was $39.7 million, including a one-time, favorable property tax adjustment of $9.3 million. By comparison, Adjusted EBITDA was $34.5 million in the year-ago period.

During the fourth quarter 2013, the Peninsula segment reported net revenues of $119.9 million and Adjusted EBITDA of $41.0 million. This compares to net revenues of $56.9 million and Adjusted EBITDA of $21.2 million that Boyd Gaming generated from the business from November 20 to December 31, 2012.

Revenues were impacted by continued softness in consumer spending in many markets, as well as severe winter weather in December. However, a significant amount of the revenue shortfall’s impact on EBITDA was successfully mitigated through ongoing cost-containment measures.

Borgata
Borgata, the Company’s 50% joint venture, reported fourth-quarter 2013 net revenues of $157.1 million, including $2.2 million from its online gaming operations. This represented a 6.5% increase from the $147.6 million in revenues reported in the year-ago period. Adjusted EBITDA rose 17.0% to $16.4 million, compared to $14.0 million in the fourth quarter of 2012.

Borgata’s December 2013 results were adversely impacted by an unusually low hold percentage and severe winter weather. Prior-year results reflect the impact of Superstorm Sandy.

Full-Year 2013 Results
For the full year ended December 31, 2013, Boyd Gaming reported net revenues of $2.89 billion, an increase of 16.6% from the $2.48 billion in net revenues reported in the year-ago period. Total Adjusted EBITDA was $610.4 million, up 35.0% from $452.1 million in the prior year.

Adjusted Earnings for the year ended December 31, 2013, reflect a loss of $33.4 million, or $0.34 per share, compared to a loss of $20.1 million, or $0.23 per share, for the year ended December 31, 2012.

For the full year 2013, Boyd Gaming reported an aggregate pretax loss on early extinguishments and modifications of debt of $54.2 million. The Company also reported impairment charges of $10.4 million in 2013, as compared to the $1.05 billion reported in the prior year. Results for all periods reflect the Dania Jai-Alai business (sold in the second quarter of 2013) as discontinued operations. These amounts are excluded from Adjusted Earnings and Adjusted Earnings per share.

On a GAAP basis, including discontinued operations, Boyd Gaming reported a net loss of $80.3 million, or $0.83 per share, for the full year ended December 31, 2013. By comparison, the Company reported a net loss of $908.9 million, or $10.37 per share, for the comparable prior-year period.

Key Balance Sheet Statistics
As of December 31, 2013, Boyd Gaming had cash on hand of $177.8 million, including $31.2 million related to Peninsula and $37.5 million related to Borgata.

Total debt was $4.43 billion, of which $1.15 billion was related to Peninsula and $813.4 million was related to Borgata.

First-Quarter and Full-Year 2014 Guidance
For the first quarter of 2014, Boyd Gaming expects to generate total Adjusted EBITDA (including Peninsula and Borgata) of $140 million to $145 million.

For the full year 2014, Boyd Gaming currently projects total Adjusted EBITDA, including Peninsula and Borgata, of $600 million to $630 million.

Conference Call Information
Boyd Gaming will host its conference call to discuss fourth-quarter and full-year 2013 results today, March 5, at 5:00 p.m. Eastern. The conference call number is (888) 317-6003, passcode 9793904. Please call up to 15 minutes in advance to ensure you are connected prior to the start of the call.

The conference call will also be available live on the Internet at www.boydgaming.com, or: http://www.videonewswire.com/event.asp?id=98245

Following the call’s completion, a replay will be available by dialing (877) 344-7529 today, March 5, beginning at 7:00 p.m. Eastern and continuing through Thursday, March 13, at 9 a.m. Eastern. The conference number for the replay will be 10041845. The replay will also be available on the Internet at www.boydgaming.com.

BOYD GAMING CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except per share data)	2013	2012	2013	2012
Revenues
Gaming	$585,261	$541,451	$2,478,983	$2,106,211
Food and beverage	107,392	99,308	446,367	417,184
Room	62,063	59,314	265,371	264,903
Other	40,173	34,760	165,190	145,176
Gross revenues	794,889	734,833	3,355,911	2,933,474
Less promotional allowances	113,352	110,134	461,473	450,646
Net revenues	681,537	624,699	2,894,438	2,482,828

Costs and expenses
Gaming	283,407	267,588	1,170,843	1,006,830
Food and beverage	58,131	50,368	240,081	219,497
Room	12,727	11,860	54,338	55,531
Other	29,171	28,324	121,600	110,967
Selling, general and administrative	116,361	118,575	490,226	449,286
Maintenance and utilities	40,412	38,384	166,398	154,308
Depreciation and amortization	69,055	63,177	278,413	214,236
Corporate expense	20,661	14,522	63,249	50,719
Preopening expenses	4,203	6,053	9,032	11,541
Impairments of assets	4,101	1,053,526	10,383	1,053,526
Asset transactions costs	3,311	11,525	5,576	18,442
Other operating charges and credits, net	817	(2,476)	5,998	(11,792)
Total costs and expenses	642,357	1,661,426	2,616,137	3,333,091
Operating income (loss)	39,180	(1,036,727)	278,301	(850,263)

Other expense (income)
Interest income	(368)	(485)	(2,147)	(1,169)
Interest expense, net of amounts capitalized	77,377	87,273	344,330	290,004
Loss on early extinguishments of debt	24,689	—	54,202	—
Other, net	(1,755)	137	(2,090)	137
Total other expense, net	99,943	86,925	394,295	288,972

Loss from continuing operations before income taxes	(60,763)	(1,123,652)	(115,994)	(1,139,235)
Income taxes	(6,828)	214,362	(3,350)	220,789
Loss from continuing operations, net of tax	(67,591)	(909,290)	(119,344)	(918,446)
Income (loss) from discontinued operations, net of tax	—	(2,487)	10,790	(4,629)
Net loss	(67,591)	(911,777)	(108,554)	(923,075)
Net loss attributable to noncontrolling interest	20,251	11,879	28,290	14,210
Net loss attributable to Boyd Gaming Corporation	$(47,340)	$(899,898)	$(80,264)	$(908,865)

Basic net loss per common share
Continuing operations	$(0.43)	$(10.22)	$(0.94)	$(10.32)
Discontinued operations	—	(0.02)	0.11	(0.05)
Basic net loss per common share	$(0.43)	$(10.24)	$(0.83)	$(10.37)
Weighted average basic shares outstanding	109,471	87,846	97,243	87,652

Diluted net loss per common share
Continuing operations	$(0.43)	$(10.22)	$(0.94)	$(10.32)
Discontinued operations	—	(0.02)	0.11	(0.05)
Diluted net loss per common share	$(0.43)	$(10.24)	$(0.83)	$(10.37)
Weighted average diluted shares outstanding	109,471	87,846	97,243	87,652

BOYD GAMING CORPORATION
SUPPLEMENTAL INFORMATION
Reconciliation of Adjusted EBITDA to Operating Income (Loss)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands)	2013	2012	2013	2012
Net Revenues by Reportable Segment
Las Vegas Locals	$148,639	$148,743	$591,447	$591,306
Downtown Las Vegas	59,831	57,684	222,715	224,178
Midwest and South	196,025	213,782	864,247	924,197
Peninsula (1)	119,914	56,925	520,329	56,925
Borgata	157,128	147,565	695,700	686,222
Net revenues	$681,537	$624,699	$2,894,438	$2,482,828

Adjusted EBITDA by Reportable Segment
Las Vegas Locals	$33,223	$31,450	$137,501	$128,742
Downtown Las Vegas	13,094	9,935	35,036	32,832
Midwest and South	39,733	34,508	179,976	192,349
Peninsula (1)	40,960	21,152	185,269	21,152
Wholly owned property Adjusted EBITDA	127,010	97,045	537,782	375,075
Corporate expense (2)	(11,919)	(10,198)	(46,594)	(39,954)
Wholly owned Adjusted EBITDA	115,091	86,847	491,188	335,121
Borgata	16,393	14,010	119,237	116,976
Adjusted EBITDA	131,484	100,857	610,425	452,097

Other operating costs and expenses
Deferred rent	959	996	3,831	3,984
Depreciation and amortization	69,055	63,177	278,413	214,236
Preopening expenses	4,203	6,053	9,032	11,541
Share-based compensation expense	9,858	4,687	18,891	12,247
Impairments of assets	4,101	1,053,526	10,383	1,053,526
Asset transactions costs	3,311	11,525	5,576	18,442
Other operating charges and credits, net	817	(2,380)	5,998	(11,616)
Total other operating costs and expenses	92,304	1,137,584	332,124	1,302,360
Operating income (loss)	39,180	(1,036,727)	278,301	(850,263)
Other non-operating items
Interest expense, net	77,009	86,788	342,183	288,835
Loss on early extinguishments of debt	24,689	—	54,202	—
Other, net	(1,755)	137	(2,090)	137
Total other non-operating items, net	99,943	86,925	394,295	288,972
Loss from continuing operations before taxes	(60,763)	(1,123,652)	(115,994)	(1,139,235)
Income taxes	(6,828)	214,362	(3,350)	220,789
Loss from continuing operations, net of tax	(67,591)	(909,290)	(119,344)	(918,446)
Income (loss) from discontinued operations, net of tax	—	(2,487)	10,790	(4,629)
Net loss	(67,591)	(911,777)	(108,554)	(923,075)
Net loss attributable to noncontrolling interest	20,251	11,879	28,290	14,210
Net loss attributable to Boyd Gaming Corporation	$(47,340)	$(899,898)	$(80,264)	$(908,865)
_______________________________________________

(1) Peninsula Gaming was acquired on November 20, 2012.
(2) Reconciliation of corporate expense:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands)	2013	2012	2013	2012
Corporate expense as reported on Consolidated Statements of Operations	$20,661	$14,522	$63,249	$50,719
Corporate share-based compensation expense	(8,742)	(4,324)	(16,655)	(10,765)
Corporate expense as reported on the above table	$11,919	$10,198	$46,594	$39,954

BOYD GAMING CORPORATION
SUPPLEMENTAL INFORMATION
Reconciliation of Net Loss to Adjusted Earnings (Loss) and Net Loss Per Share to Adjusted Earnings (Loss) Per Share
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except per share data)	2013	2012	2013	2012
Net loss attributable to Boyd Gaming Corporation	$(47,340)	$(899,898)	$(80,264)	$(908,865)
Less: (income) loss from discontinued operations, net of tax (1)	—	2,487	(10,790)	4,629
Adjusted net loss attributable to Boyd Gaming Corporation	(47,340)	(897,411)	(91,054)	(904,236)

Pretax adjustments related to Boyd Gaming:
Preopening expenses, excluding impact of LVE	616	8,776	6,909	22,196
Loss on early extinguishments of debt	1,368	—	28,346	—
Impairments of assets	4,101	1,050,715	5,351	1,050,715
Asset transactions costs	3,336	11,734	5,396	18,651
Adjustments to property tax accruals, net	(9,325)	—	(9,325)	(1,255)
Other operating charges and credits, net	825	6	2,861	(5,498)
Interest on acquisition financing	—	4,163	—	7,776
Other (income) loss	(1,509)	137	(2,325)	137

Pretax adjustments related to Borgata:
Preopening expenses	3,587	—	4,056	240
Loss on early extinguishments of debt	23,321	—	25,856	—
Valuation adjustments related to consolidation, net	(290)	(137)	(973)	295
Impairments of assets	—	2,811	5,032	2,811
Asset transactions costs	(25)	(209)	180	(209)
Other operating charges and credits, net	(8)	(2,483)	3,137	(6,294)
Total adjustments	25,997	1,075,513	74,501	1,089,565

Income tax effect for above adjustments	8,245	(203,283)	1,844	(207,020)
Impact on noncontrolling interest, net	(13,294)	9	(18,649)	1,579
Adjusted loss	$(26,392)	$(25,172)	$(33,358)	$(20,112)

Net loss per share attributable to Boyd Gaming Corporation	$(0.43)	$(10.24)	$(0.83)	$(10.37)
Less: (income) loss from discontinued operations, net of tax (1)	—	0.02	(0.11)	0.05
Adjusted net loss per share attributable to Boyd Gaming Corporation	(0.43)	(10.22)	(0.94)	(10.32)
Pretax adjustments related to Boyd Gaming:
Preopening expenses, excluding impact of LVE	0.01	0.10	0.07	0.25
Loss on early extinguishments of debt	0.01	—	0.29	—
Impairments of assets	0.04	11.96	0.06	11.99
Asset transactions costs	0.03	0.13	0.06	0.21
Adjustments to property tax accruals, net	(0.09)	—	(0.10)	(0.01)
Other operating charges and credits, net	0.01	—	0.03	(0.06)
Interest on acquisition financing	—	0.05	—	0.09
Other (income) loss	(0.02)	—	(0.02)	—

Pretax adjustments related to Borgata:
Preopening expenses	0.03	—	0.04	—
Loss on early extinguishments of debt	0.21	—	0.27	—
Valuation adjustments related to consolidation, net	—	—	(0.01)	—
Impairments of assets	—	0.03	0.05	0.03
Asset transactions costs	—	—	—	—
Other operating charges and credits, net	—	(0.03)	0.03	(0.07)
Total adjustments	0.23	12.24	0.77	12.43

Income tax effect for above adjustments	0.08	(2.31)	0.02	(2.36)
Impact on noncontrolling interest, net	(0.12)	—	(0.19)	0.02
Adjusted loss per share	$(0.24)	$(0.29)	$(0.34)	$(0.23)

Weighted average shares outstanding	109,471	87,846	97,243	87,652
_______________________________________________
(1) Results for all periods are adjusted to exclude the financial results of Dania Jai-Alai, which was sold during the second quarter of 2013.

BOYD GAMING CORPORATION
SUPPLEMENTAL INFORMATION
Condensed Consolidating Statements of Income
Three Months Ended December 31, 2013
(Unaudited)

	Boyd Gaming Wholly Owned
(In thousands, except per share data)	Excluding Peninsula Segment	Peninsula Segment	Eliminations	Total	Borgata (1)	Eliminations	Boyd Gaming Consolidated
Revenues
Gaming	$330,687	$110,882	$—	$441,569	$143,692	$—	$585,261
Food and beverage	65,629	9,682	—	75,311	32,081	—	107,392
Room	36,080	—	—	36,080	25,983	—	62,063
Other	31,035	4,521	(4,423)	31,133	9,040	—	40,173
Gross revenues	463,431	125,085	(4,423)	584,093	210,796	—	794,889
Less promotional allowances	54,513	5,171	—	59,684	53,668	—	113,352
Net revenues	408,918	119,914	(4,423)	524,409	157,128	—	681,537

Costs and expenses
Gaming	169,328	52,866	—	222,194	61,213	—	283,407
Food and beverage	35,245	6,313	—	41,558	16,573	—	58,131
Room	9,960	—	—	9,960	2,767	—	12,727
Other	18,322	7,520	(4,423)	21,419	7,752	—	29,171
Selling, general and administrative	65,418	13,389	—	78,807	37,554	—	116,361
Maintenance and utilities	22,247	3,288	—	25,535	14,877	—	40,412
Depreciation and amortization	33,081	21,676	—	54,757	14,298	—	69,055
Corporate expense	20,088	573	—	20,661	—	—	20,661
Preopening expenses	616	—	—	616	3,587	—	4,203
Impairments of assets	901	3,200	—	4,101	—	—	4,101
Asset transactions costs	1,568	1,768	—	3,336	(25)	—	3,311
Other, net	711	114	—	825	(8)	—	817
Total costs and expenses	377,485	110,707	(4,423)	483,769	158,588	—	642,357

Operating loss from Borgata	(729)	—	—	(729)	—	729	—

Operating income (loss)	30,704	9,207	—	39,911	(1,460)	729	39,180

Other expense (income)
Interest income	123	(491)	—	(368)	—	—	(368)
Interest expense, net of amounts capitalized	38,254	19,687	—	57,941	19,436	—	77,377
Loss on early extinguishments of debt	—	1,368	—	1,368	23,321	—	24,689
Other, net	(1,523)	(232)	—	(1,755)	—	—	(1,755)
Other non-operating expenses from Borgata, net	19,521	—	—	19,521	—	(19,521)	—
Total other expense, net	56,375	20,332	—	76,707	42,757	(19,521)	99,943

Income (loss) from continuing operations before taxes	(25,671)	(11,125)	—	(36,796)	(44,217)	20,250	(60,763)
Income taxes	(10,306)	(236)	—	(10,542)	3,714	—	(6,828)
Income (loss) from continuing operations, net of tax	(35,977)	(11,361)	—	(47,338)	(40,503)	20,250	(67,591)
Income (loss) from discontinued operations, net of tax	—	—	—	—	—	—	—
Net income (loss)	(35,977)	(11,361)	—	(47,338)	(40,503)	20,250	(67,591)
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	20,251	20,251
Net income (loss) attributable to Boyd Gaming Corporation	$(35,977)	$(11,361)	$—	$(47,338)	$(40,503)	$40,501	$(47,340)

BOYD GAMING CORPORATION
SUPPLEMENTAL INFORMATION
Condensed Consolidating Statements of Income
Three Months Ended December 31, 2013
(Unaudited)

	Boyd Gaming Wholly Owned
(In thousands, except per share data)	Excluding Peninsula Segment	Peninsula Segment	Eliminations	Total	Borgata (1)	Eliminations	Boyd Gaming Consolidated

Basic net loss per common share
Continuing operations				$(0.43)			$(0.43)
Discontinued operations				—			—
Basic net loss per common share				$(0.43)			$(0.43)
Weighted average basic shares outstanding				109,471			109,471

Diluted net loss per common share
Continuing operations				$(0.43)			$(0.43)
Discontinued operations				—			—
Diluted net loss per common share				$(0.43)			$(0.43)
Weighted average diluted shares outstanding				109,471			109,471
_______________________________________________

(1)
Borgata's financial results include the impact of certain valuation adjustments made upon consolidation. These valuation adjustments are not pushed down to Borgata and are therefore not reflected in Borgata's standalone financial statements.

BOYD GAMING CORPORATION
SUPPLEMENTAL INFORMATION
Condensed Consolidating Statements of Income
Three Months Ended December 31, 2012
(Unaudited)

	Boyd Gaming Wholly Owned
(In thousands, except per share data)	Excluding Peninsula Segment	Peninsula Segment (1)	Eliminations	Total	Borgata (2)	LVE (Variable Interest Entity)	Eliminations	Boyd Gaming Consolidated
Revenues
Gaming	$349,167	$53,442	$—	$402,609	$138,842	$—	$—	$541,451
Food and beverage	67,279	3,988	—	71,267	28,041	—	—	99,308
Room	35,857	—	—	35,857	23,457	—	—	59,314
Other	27,285	1,687	(2,181)	26,791	7,969	2,724	(2,724)	34,760
Gross revenues	479,588	59,117	(2,181)	536,524	198,309	2,724	(2,724)	734,833
Less promotional allowances	57,198	2,192	—	59,390	50,744	—	—	110,134
Net revenues	422,390	56,925	(2,181)	477,134	147,565	2,724	(2,724)	624,699

Costs and expenses
Gaming	183,314	24,565	—	207,879	59,709	—	—	267,588
Food and beverage	32,462	2,855	—	35,317	15,051	—	—	50,368
Room	9,313	—	—	9,313	2,547	—	—	11,860
Other	20,867	3,271	(2,181)	21,957	6,367	—	—	28,324
Selling, general and administrative	77,184	5,250	—	82,434	36,100	41	—	118,575
Maintenance and utilities	22,591	2,015	—	24,606	13,778	—	—	38,384
Depreciation and amortization	33,039	13,327	—	46,366	16,811	—	—	63,177
Corporate expense	14,147	375	—	14,522	—	—	—	14,522
Preopening expenses	8,239	538	—	8,777	—	—	(2,724)	6,053
Impairments of assets	1,050,715	—	—	1,050,715	2,811	—	—	1,053,526
Asset transactions costs	11,734	—	—	11,734	(209)	—	—	11,525
Other, net	6	—	—	6	(2,482)	—	—	(2,476)
Total costs and expenses	1,463,611	52,196	(2,181)	1,513,626	150,483	41	(2,724)	1,661,426

Operating loss from Borgata	(1,461)	—	—	(1,461)	—	—	1,461	—

Operating income (loss)	(1,042,682)	4,729	—	(1,037,953)	(2,918)	2,683	1,461	(1,036,727)

Other expense (income)
Interest income	(238)	(247)	—	(485)	—	—	—	(485)
Interest expense, net of amounts capitalized	52,891	10,065		62,956	21,017	3,300		87,273
Other, net	—	137	—	137	—	—	—	137
Other non-operating expenses from Borgata, net	9,800	—	—	9,800	—	—	(9,800)	—
Total other expense, net	62,453	9,955	—	72,408	21,017	3,300	(9,800)	86,925

Income (loss) from continuing operations before taxes	(1,105,135)	(5,226)	—	(1,110,361)	(23,935)	(617)	11,261	(1,123,652)
Income taxes	212,950	—	—	212,950	1,412	—	—	214,362
Income (loss) from continuing operations, net of tax	(892,185)	(5,226)	—	(897,411)	(22,523)	(617)	11,261	(909,290)
Income (loss) from discontinued operations, net of tax	(2,487)	—	—	(2,487)	—	—	—	(2,487)
Net income (loss)	(894,672)	(5,226)	—	(899,898)	(22,523)	(617)	11,261	(911,777)
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	617	11,262	11,879
Net income (loss) attributable to Boyd Gaming Corporation	$(894,672)	$(5,226)	$—	$(899,898)	$(22,523)	$—	$22,523	$(899,898)

BOYD GAMING CORPORATION
SUPPLEMENTAL INFORMATION
Condensed Consolidating Statements of Income
Three Months Ended December 31, 2012
(Unaudited)

	Boyd Gaming Wholly Owned
(In thousands, except per share data)	Excluding Peninsula Segment	Peninsula Segment (1)	Eliminations	Total	Borgata (2)	LVE (Variable Interest Entity)	Eliminations	Boyd Gaming Consolidated
Basic net loss per common share
Continuing operations				$(10.22)				$(10.22)
Discontinued operations				(0.02)				(0.02)
Basic net loss per common share				$(10.24)				$(10.24)
Weighted average basic shares outstanding				87,846				87,846

Diluted net loss per common share
Continuing operations				$(10.22)				$(10.22)
Discontinued operations				(0.02)				(0.02)
Diluted net loss per common share				$(10.24)				$(10.24)
Weighted average diluted shares outstanding				87,846				87,846

_______________________________________________

(1) Results of Peninsula Gaming are included from the November 20, 2012, date of acquisition.
(2) Borgata's financial results include the impact of certain valuation adjustments made upon consolidation. These valuation adjustments are not pushed down to Borgata and are therefore not reflected in Borgata's standalone financial statements.

BOYD GAMING CORPORATION
SUPPLEMENTAL INFORMATION
Condensed Consolidating Statements of Income
Year Ended December 31, 2013
(Unaudited)

	Boyd Gaming Wholly Owned
(In thousands, except per share data)	Excluding Peninsula Segment	Peninsula Segment	Eliminations	Total	Borgata (1)	LVE (Variable Interest Entity)(2)	Eliminations	Boyd Gaming Consolidated
Revenues
Gaming	$1,378,458	$484,791	$—	$1,863,249	$615,734	$—	$—	$2,478,983
Food and beverage	266,868	39,207	—	306,075	140,292	—	—	446,367
Room	150,258	—	—	150,258	115,113	—	—	265,371
Other	124,463	17,934	(19,584)	122,813	42,377	1,933	(1,933)	165,190
Gross revenues	1,920,047	541,932	(19,584)	2,442,395	913,516	1,933	(1,933)	3,355,911
Less promotional allowances	222,054	21,603	—	243,657	217,816	—	—	461,473
Net revenues	1,697,993	520,329	(19,584)	2,198,738	695,700	1,933	(1,933)	2,894,438

Costs and expenses
Gaming	694,581	226,905	—	921,486	249,357	—	—	1,170,843
Food and beverage	142,579	26,454	—	169,033	71,048	—	—	240,081
Room	41,404	—	—	41,404	12,934	—	—	54,338
Other	74,218	32,324	(19,584)	86,958	34,642	—	—	121,600
Selling, general and administrative	285,700	55,746	—	341,446	148,780	—	—	490,226
Maintenance and utilities	93,483	13,212	—	106,695	59,703	—	—	166,398
Depreciation and amortization	130,816	87,851	—	218,667	59,746	—	—	278,413
Corporate expense	60,576	2,673	—	63,249	—	—	—	63,249
Preopening expenses	6,818	91	—	6,909	4,056	—	(1,933)	9,032
Impairments of assets	2,151	3,200	—	5,351	5,032	—	—	10,383
Asset transactions costs	3,334	2,062	—	5,396	180	—	—	5,576
Other, net	2,548	313	—	2,861	3,137	—	—	5,998
Total costs and expenses	1,538,208	450,831	(19,584)	1,969,455	648,615	—	(1,933)	2,616,137

Operating income from Borgata	23,542	—	—	23,542	—	—	(23,542)	—

Operating income	183,327	69,498	—	252,825	47,085	1,933	(23,542)	278,301

Other expense (income)
Interest income	(21)	(2,126)	—	(2,147)	—	—	—	(2,147)
Interest expense, net of amounts capitalized	177,823	82,795	—	260,618	81,335	2,377	—	344,330
Loss on early extinguishments of debt	25,002	3,344	—	28,346	25,856	—	—	54,202
Other, net	(2,252)	162	—	(2,090)	—	—	—	(2,090)
Other non-operating expenses from Borgata, net	51,388	—	—	51,388	—	—	(51,388)	—
Total other expense, net	251,940	84,175	—	336,115	107,191	2,377	(51,388)	394,295

Income (loss) from continuing operations before taxes	(68,613)	(14,677)	—	(83,290)	(60,106)	(444)	27,846	(115,994)
Income taxes	2,731	(10,496)	—	(7,765)	4,415	—	—	(3,350)
Income (loss) from continuing operations, net of tax	(65,882)	(25,173)	—	(91,055)	(55,691)	(444)	27,846	(119,344)
Income (loss) from discontinued operations, net of tax	10,790	—	—	10,790	—	—	—	10,790
Net income (loss)	(55,092)	(25,173)	—	(80,265)	(55,691)	(444)	27,846	(108,554)
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	444	27,846	28,290
Net income (loss) attributable to Boyd Gaming Corporation	$(55,092)	$(25,173)	$—	$(80,265)	$(55,691)	$—	$55,692	$(80,264)

BOYD GAMING CORPORATION
SUPPLEMENTAL INFORMATION
Condensed Consolidating Statements of Income
Year Ended December 31, 2013
(Unaudited)

	Boyd Gaming Wholly Owned
(In thousands, except per share data)	Excluding Peninsula Segment	Peninsula Segment	Eliminations	Total	Borgata (1)	LVE (Variable Interest Entity)(2)	Eliminations	Boyd Gaming Consolidated

Basic net loss per common share
Continuing operations				$(0.94)				$(0.94)
Discontinued operations				0.11				0.11
Basic net loss per common share				$(0.83)				$(0.83)
Weighted average basic shares outstanding				97,243				97,243

Diluted net loss per common share
Continuing operations				$(0.94)				$(0.94)
Discontinued operations				0.11				0.11
Diluted net loss per common share				$(0.83)				$(0.83)
Weighted average diluted shares outstanding				97,243				97,243
_______________________________________________

(1) Borgata's financial results include the impact of certain valuation adjustments made upon consolidation. These valuation adjustments are not pushed down to Borgata and are therefore not reflected in Borgata's standalone financial statements.
(2) Boyd Gaming's contractual agreements with LVE were terminated on March 4, 2013, in connection with the sale of the Echelon development site. As a result, Boyd Gaming ceased consolidation of LVE as of that date. The financial results presented for LVE include only that portion of the period that the variable interest entity was consolidated by Boyd Gaming.

BOYD GAMING CORPORATION
SUPPLEMENTAL INFORMATION
Condensed Consolidating Statements of Income
Year Ended December 31, 2012
(Unaudited)

	Boyd Gaming Wholly Owned
(In thousands, except per share data)	Excluding Peninsula Segment	Peninsula Segment (1)	Eliminations	Total	Borgata (2)	LVE (Variable Interest Entity)	Eliminations	Boyd Gaming Consolidated
Revenues
Gaming	$1,443,642	$53,442	$—	$1,497,084	$609,127	$—	$—	$2,106,211
Food and beverage	272,805	3,988	—	276,793	140,391	—	—	417,184
Room	150,398	—	—	150,398	114,505	—	—	264,903
Other	106,154	1,687	(2,181)	105,660	39,516	10,896	(10,896)	145,176
Gross revenues	1,972,999	59,117	(2,181)	2,029,935	903,539	10,896	(10,896)	2,933,474
Less promotional allowances	231,137	2,192	—	233,329	217,317	—	—	450,646
Net revenues	1,741,862	56,925	(2,181)	1,796,606	686,222	10,896	(10,896)	2,482,828

Costs and expenses
Gaming	727,331	24,565	—	751,896	254,934	—	—	1,006,830
Food and beverage	145,058	2,855	—	147,913	71,584	—	—	219,497
Room	42,040	—	—	42,040	13,491	—	—	55,531
Other	78,165	3,271	(2,181)	79,255	31,712	—	—	110,967
Selling, general and administrative	304,881	5,250	—	310,131	139,100	55	—	449,286
Maintenance and utilities	93,871	2,015	—	95,886	58,422	—	—	154,308
Depreciation and amortization	136,646	13,327	—	149,973	64,263	—	—	214,236
Corporate expense	50,344	375	—	50,719	—	—	—	50,719
Preopening expenses	21,659	538	—	22,197	240	—	(10,896)	11,541
Impairments of assets	1,050,715	—	—	1,050,715	2,811	—	—	1,053,526
Asset transactions costs	18,651	—	—	18,651	(209)	—	—	18,442
Other, net	(5,498)	—	—	(5,498)	(6,294)	—	—	(11,792)
Total costs and expenses	2,663,863	52,196	(2,181)	2,713,878	630,054	55	(10,896)	3,333,091

Operating income from Borgata	28,082	—	—	28,082	—	—	(28,082)	—

Operating income	(893,919)	4,729	—	(889,190)	56,168	10,841	(28,082)	(850,263)

Other expense (income)
Interest income	(922)	(247)	—	(1,169)	—	—	—	(1,169)
Interest expense, net of amounts capitalized	184,714	10,065		194,779	82,902	12,323		290,004
Other, net	—	137	—	137	—	—	—	137
Other non-operating expenses from Borgata, net	40,810	—	—	40,810	—	—	(40,810)	—
Total other expense, net	224,602	9,955	—	234,557	82,902	12,323	(40,810)	288,972

Income (loss) from continuing operations before taxes	(1,118,521)	(5,226)	—	(1,123,747)	(26,734)	(1,482)	12,728	(1,139,235)
Income taxes	219,510			219,510	1,279			220,789
Income (loss) from continuing operations, net of tax	(899,011)	(5,226)	—	(904,237)	(25,455)	(1,482)	12,728	(918,446)
Income (loss) from discontinued operations, net of tax	(4,629)	—	—	(4,629)	—	—	—	(4,629)
Net income (loss)	(903,640)	(5,226)	—	(908,866)	(25,455)	(1,482)	12,728	(923,075)
Net income (loss) attributable to noncontrolling interest	—	—	—	—	—	1,482	12,728	14,210
Net income (loss) attributable to Boyd Gaming Corporation	$(903,640)	$(5,226)	$—	$(908,866)	$(25,455)	$—	$25,456	$(908,865)

BOYD GAMING CORPORATION
SUPPLEMENTAL INFORMATION
Condensed Consolidating Statements of Income
Year Ended December 31, 2012
(Unaudited)

	Boyd Gaming Wholly Owned
(In thousands, except per share data)	Excluding Peninsula Segment	Peninsula Segment (1)	Eliminations	Total	Borgata (2)	LVE (Variable Interest Entity)	Eliminations	Boyd Gaming Consolidated

Basic net loss per common share
Continuing operations				$(10.32)				$(10.32)
Discontinued operations				(0.05)				(0.05)
Basic net loss per common share				$(10.37)				$(10.37)
Weighted average basic shares outstanding				87,652				87,652

Diluted net loss per common share
Continuing operations				$(10.32)				$(10.32)
Discontinued operations				(0.05)				(0.05)
Diluted net loss per common share				$(10.37)				$(10.37)
Weighted average diluted shares outstanding				87,652				87,652
_______________________________________________

(1) Results of Peninsula Gaming are included from the November 20, 2012, date of acquisition.
(2) Borgata's financial results include the impact of certain valuation adjustments made upon consolidation. These valuation adjustments are not pushed down to Borgata and are therefore not reflected in Borgata's standalone financial statements.

BOYD GAMING CORPORATION
SUPPLEMENTAL INFORMATION
Condensed Consolidated Statements of Operations of Peninsula Segment (1)
Successor and Predecessor Periods Comprising the Three Month Periods Ended December 31, 2013 and 2012
(Unaudited)

	Successor	Successor	Predecessor (2)	Combined
	October 1, 2013	November 20, 2012	October 1, 2012	October 1, 2012
	Through	Through	Through	Through
(In thousands)	December 31, 2013	December 31, 2012	November 19, 2012	December 31, 2012
Revenues
Gaming	$110,882	$53,442	$63,338	$116,780
Food and beverage	9,682	3,988	4,507	8,495
Other	4,521	1,687	2,299	3,986
Gross revenues	125,085	59,117	70,144	129,261
Less promotional allowances	5,171	2,192	2,725	4,917
Net revenues	119,914	56,925	67,419	124,344

Costs and expenses
Gaming	52,866	24,565	29,337	53,902
Food and beverage	6,313	2,855	2,865	5,720
Other	3,097	1,090	1,547	2,637
Selling, general and administrative	13,389	5,250	7,208	12,458
Maintenance and utilities	3,288	2,015	1,518	3,533
Depreciation and amortization	21,676	13,327	5,504	18,831
Corporate expense	573	375	2,685	3,060
Affiliate management fee	4,423	2,181	1,096	3,277
Preopening expenses	—	538	392	930
Impairments of assets	3,200	—	—	—
Asset transaction costs	1,768	—	26,830	26,830
Other, net	114	—	—	—
Total costs and expenses	110,707	52,196	78,982	131,178
Operating income (loss)	9,207	4,729	(11,563)	(6,834)

Other expense (income)
Interest income	(491)	(247)	(309)	(556)
Interest expense, net of amounts capitalized	19,687	10,065	9,231	19,296
Loss on early retirements of debt, net	1,368	—	79,571	79,571
Gain from equity affiliate	(11)	137	—	137
Other non-operating items	(221)
Total other expense, net	20,332	9,955	88,493	98,448

Income (loss) before income taxes	(11,125)	(5,226)	(100,056)	(105,282)
Income taxes (3)	(236)	—	—	—
Net income (loss)	$(11,361)	$(5,226)	$(100,056)	$(105,282)

Adjusted EBITDA, after corporate expense	$40,388	$20,775	$22,259	$43,034
_______________________________________________

(1)
Peninsula Gaming, LLC ("PGL") was acquired by Boyd Gaming on November 20, 2012. In accordance with Generally Accepted Accounting Principles ("GAAP"), PGL's post acquisition financial results have been prepared on Boyd Gaming's ("Successor") basis of accounting and reflect adjustments resulting from the application of the acquisition method. Financial information for the pre-acquisition period has been prepared on PGL's ("Predecessor") basis of accounting. Consequently, the financial statements for the Successor and Predecessor periods are presented on different bases. However, the Successor and Predecessor periods’ results comprising the quarter ended December 31, 2012, are also presented on a combined basis because management believes doing so provides a meaningful presentation and comparison of results.

(2)
Certain amounts for the prior year have been reclassified to conform with the Successor presentation. These reclassifications had no impact on income from operations or net income as previously reported by the Predecessor.

(3)
The Predecessor was structured as a limited liability company and the members were taxed on their proportionate share of its taxable income. Accordingly, no provision for income taxes was included in the financial statements of the Predecessor.

BOYD GAMING CORPORATION
SUPPLEMENTAL INFORMATION
Condensed Consolidated Statements of Operations of Peninsula Segment (1)
Successor and Predecessor Periods Comprising the Years Ended December 31, 2013 and 2012
(Unaudited)

	Successor	Successor	Predecessor (2)	Combined
	January 1, 2013	November 20, 2012	January 1, 2012	January 1, 2012
	Through	Through	Through	Through
(In thousands)	December 31, 2013	December 31, 2012	November 19, 2012	December 31, 2012
Revenues
Gaming	$484,791	$53,442	$438,417	$491,859
Food and beverage	39,207	3,988	29,802	33,790
Other	17,934	1,687	14,655	16,342
Gross revenues	541,932	59,117	482,874	541,991
Less promotional allowances	21,603	2,192	17,686	19,878
Net revenues	520,329	56,925	465,188	522,113

Costs and expenses
Gaming	226,905	24,565	198,680	223,245
Food and beverage	26,454	2,855	18,736	21,591
Other	12,740	1,090	10,190	11,280
Selling, general and administrative	55,746	5,250	44,160	49,410
Maintenance and utilities	13,212	2,015	9,792	11,807
Depreciation and amortization	87,851	13,327	36,743	50,070
Corporate expense	2,673	375	11,572	11,947
Affiliate management fee	19,584	2,181	8,145	10,326
Preopening expenses	91	538	548	1,086
Impairments of assets	3,200	—	—	—
Asset transactions costs	2,062	—	26,784	26,784
Other, net	313	—	2,474	2,474
Total costs and expenses	450,831	52,196	367,824	420,020
Operating income	69,498	4,729	97,364	102,093

Other expense (income)
Interest income	(2,126)	(247)	(1,994)	(2,241)
Interest expense, net of amounts capitalized	82,795	10,065	62,935	73,000
Loss on early retirements of debt, net	3,344	—	79,571	79,571
Loss from equity affiliate	383	137	62	199
Other non-operating items	(221)	—	—	—
Total other expense, net	84,175	9,955	140,574	150,529

Income (loss) before income taxes	(14,677)	(5,226)	(43,210)	(48,436)
Income taxes (3)	(10,496)	—	—	—
Net income (loss)	$(25,173)	$(5,226)	$(43,210)	$(48,436)

Adjusted EBITDA, after corporate expense	$182,599	$20,775	$172,058	$192,833
_______________________________________________

(1)
Peninsula Gaming, LLC ("PGL") was acquired by Boyd Gaming on November 20, 2012. In accordance with Generally Accepted Accounting Principles ("GAAP"), PGL's post acquisition financial results have been prepared on Boyd Gaming's ("Successor") basis of accounting and reflect adjustments resulting from the application of the acquisition method. Financial information for the pre-acquisition period has been prepared on PGL's ("Predecessor") basis of accounting. Consequently, the financial statements for the Successor and Predecessor periods are presented on different bases. However, the Successor and Predecessor periods’ results comprising the year ended December 31, 2012, are also presented on a combined basis because management believes doing so provides a meaningful presentation and comparison of results.

(2)
Certain amounts for the prior year have been reclassified to conform with the Successor presentation. These reclassifications had no impact on income from operations or net income as previously reported by the Predecessor.

(3)
The Predecessor was structured as a limited liability company and the members were taxed on their proportionate share of its taxable income. Accordingly, no provision for income taxes was included in the financial statements of the Predecessor.

Non-GAAP Financial Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe that our presentations of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings Per Share (Adjusted EPS). The following discussion defines these terms and why we believe they are useful measures of our performance. We do not provide a reconciliation of forward-looking non-GAAP financial measures to the corresponding forward-looking GAAP measure due to our inability to project special charges and certain expenses.

EBITDA and Adjusted EBITDA

EBITDA is a commonly used measure of performance in our industry that we believe, when considered with measures calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), provides our investors a more complete understanding of our operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results. We refer to this measure as Adjusted EBITDA. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting. We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by our management in their financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management's internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in the evaluation of potential acquisitions and dispositions. Adjusted EBITDA is also used by management in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company. Adjusted EBITDA reflects EBITDA adjusted for deferred rent, preopening expenses, share-based compensation expense, impairments of assets, asset transactions costs, loss on early extinguishments of debt and other operating charges, net, and Borgata's non-operating expenses, preopening expenses and other items and write-downs, net. In addition, Adjusted EBITDA includes corporate expense.

Adjusted Earnings and Adjusted EPS

Adjusted Earnings is net income (loss) before preopening expenses, asset transactions costs, net gains on insurance settlements, impairments of assets, certain adjustments to property tax accruals, write-downs and other charges, net, accelerated amortization of deferred loan fees, gain or loss on early retirements of debt, other non-recurring adjustments, net, valuation adjustments related to the consolidation of Borgata, and Borgata's preopening expenses and other items and write-downs, net. Adjusted Earnings and Adjusted EPS are presented solely as supplemental disclosures because management believes that they are widely used measures of performance in the gaming industry.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA, Adjusted EBITDA, Adjusted Earnings, Adjusted EPS and certain other non-GAAP financial measures has certain limitations. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Earnings, Adjusted EPS or certain other non-GAAP financial measures may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, capital expenditures and other items both in our reconciliations to the historical GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA, Adjusted EBITDA, Adjusted Earnings, Adjusted EPS and certain other non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Adjusted Earnings, Adjusted EPS and certain other non-GAAP financial measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA, Adjusted Earnings, Adjusted EPS and certain other non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding historical GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

Forward-looking Statements and Company Information
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding future performance. In addition, forward-looking statements in this press release include statements regarding: the Company’s steps to drive efficiencies, improve margins and maximize EBITDA growth, future growth in online gaming across the country, actions to enhance the Company’s ability to cross-market its properties nationwide, expanding the Company’s pipeline of growth projects, and prospects for 2014. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks and uncertainties include, but are not limited to: fluctuations in the Company's operating results; recovery of its properties in various markets; the state of the economy and its effect on consumer spending and the Company's results of operations; the timing for economic recovery, its effect on the Company's business and the local economies where the Company's properties are located; the receipt of legislative, and other state, federal and local approvals for the Company's development projects in Florida, California and other jurisdictions; whether online gaming will become legalized in various states, the Company's ability to operate online gaming profitably, or otherwise; consumer reaction to fluctuations in the stock market and economic factors; the fact that the Company's expansion, development and renovation projects (including enhancements to improve property performance) are subject to many risks inherent in expansion, development or construction of a new or existing project; the effects of events adversely impacting the economy or the regions from which the Company draws a significant percentage of its customers; competition; litigation; financial community and rating agency perceptions of the Company and its subsidiaries; changes in laws and regulations, including increased taxes; the availability and price of energy, weather, regulation, economic, credit and capital market conditions; and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and in the Company's other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Boyd Gaming
Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 22 gaming entertainment properties located in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi and New Jersey. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.